Exhibit 10.46

Press Release July 2005

INVISA PLANS UL AND EUROPEAN CE CERTIFICATIONS FOR ITS NEWEST DIGITAL SAFETY SYSTEM

Sarasota, FL, July 11, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company, announced today that last week it filed an application with Underwriters Laboratory (UL) for UL and European CE certification. The recent application covers the latest generation of Invisa's electronic non-contact safety system which is based on a new digital platform. These certifications are being sought under UL Rule 325 which regulates safety equipment for powered closure devices.

Invisa's original parking gate safety system, which is used around the world, is based on analog technology. Invisa's analog parking gate safety system previously earned the European CE certification. We believe the UL process for our newest digital parking gate safety system will be completed during this calendar quarter resulting in both UL and CE certification.

According to Carl Parks, chief operations officer, "Our highly reliable digital safety system is being recommended by a growing number of professionals in the parking gate industry. Already, sales to such market professionals represent the overwhelming majority of Invisa's total safety system sales. We believe that increasing sales to manufacturers, dealers and distributors is, at least in part, a result of the lower price and reliable performance provided by our digital safety system. The digital platform is our most recent product development and our new safety system based on this digital platform has not yet undergone the UL certification process. The timing of this recent filing with UL is calculated to further accelerate the rate of sales growth to manufacturers and other market professionals."

According to Steve Michael, acting president, "As a general trend, a growing number of parking gate professionals appear willing to publicly discuss and embrace the important long term role of safety. This trend may be gaining strength from the growing acceptance of Invisa's digital technology as a reliable safety solution. An increasing focus on safety is not only good for Invisa's safety product sales but it is also good for the entire parking gate industry. We believe that UL certification and European CE certification of Invisa's newest digital parking gate safety system will represent an important step toward our goal of a new standard in safety for the operation of powered gates based on Invisa's patented electronic non-contact technology."

About Invisa: Invisa delivers versatile, reliable, compact next generation presence sensing solutions targeted to the global electronic life safety and security markets. InvisaShield™, a robust and advanced implementation of capacitive sensing technology, is highly resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation.

The company's SmartGate® safety systems incorporate InvisaShield capacitive-sensing technology to generate an invisible protective field around or preceding the leading edge of powered gates, garage doors, sliding gates & doors and other powered closures. A video showing SmartGate in action can be viewed at www.invisa.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward looking statements using words such as "anticipates," implied by such statements. Factors, which may cause such differences, include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

For information on SmartGate products or the InvisaShield technology, please visit www.invisa.com or call 941-355-9361.